THIS EXHIBIT CONTAINS CONFIDENTIAL INFORMATION WHICH HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST UNDER RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED. THE CONFIDENTIAL INFORMATION ON PAGES 23, 24, 25, AND 26 HAS BEEN REPLACED WITH ASTERISKS.

FINAL CONTRACT 12-31-99


                                                            Exhibit 10.19

[RHYTHMS(TM) LOGO]

                           RHYTHMS NETCONNECTIONS INC.
                              ENTERPRISE AGREEMENT

















THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETARY AND IS INTENDED SOLELY FOR USE BY
  CUSTOMERS OF RHYTHMS NETCONNECTIONS INC. CUSTOMERS MAY NOT DISCUSS, SHOW OR REFER TO THIS DOCUMENT WITH OR TO ANY PERSON WHO IS NOT AN EMPLOYEE OR OFFICIAL
  OF CUSTOMER WITHOUT PRIOR WRITTEN APPROVAL FROM RHYTHMS NETCONNECTIONS INC.

FINAL CONTRACT 12-31-99

                     ENTERPRISE SERVICES SOLUTION AGREEMENT


         Agreement, dated December 30, 1999 (the "Agreement"), by and between iPhysicianNet Inc., a Delaware corporation (the "Company"), and Rhythms NetConnections Inc., a Delaware corporation ("Rhythms").

                                    PREAMBLE:


         The Company has chosen Rhythms to be the preferred provider of a DSL network to the Company's remote access endpoints with respect to the Company's shared private networks to provide, among other things, videoconference capability to and between the Company's subscriber physicians and others (including, without limitation, physician groups and physicians) and various pharmaceutical companies located in and throughout the continental United States at locations which the parties will designate in accordance with this Agreement (collectively, the "Market"), and Rhythms is willing to accept such appointment and to provide a DSL network based upon the terms and conditions described herein.

         NOW, THEREFORE, in connection with the premises hereof, and the mutual agreements, covenants, and representations and warranties set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         DEFINITIONS. When used in this Agreement, each of the following capitalized terms shall have the meaning set forth as follows:

1.       Action shall have the meaning set forth in Section 5.1 hereof;

2.       Affected Remote Access Endpoints shall have the meaning set forth in
         Section 5.8 hereof;

3. Affected Duration shall have the meaning set forth in Section 5.8 hereof:

4.       Capacity Standard shall have the meaning set forth in Section 1 hereof.

5. Computer shall mean (i) a personal computer owned or leased by Company which shall (a) consist of an integrated monitor and computer as a single unit with videoconferencing capability, and (b) be configured with a functioning Windows 95, 98 or NT operating system, or (ii) such other personal computer equipment as the parties may mutually agree in writing from time to time together with any other terms and conditions applicable to such other computer equipment (including, without limitation, any appropriate adjustment to the costs included in the ESS Base Prices relating to the up to 15 minutes of installation time for the performance of the General Tasks by Rhythms Installers);

6. CPE shall mean customer premises equipment (including, without limitation, a router and up to 100 feet of new wiring and an associated jack) supplied by Rhythms and installed at remote end user endpoints which is required for circuit connectivity.

7. Commencement Date shall mean September 30, 2000 (or such earlier date as the parties hereto may mutually agree in writing but in no event earlier than thirty (30) days after the date of such mutual agreement.


8. Doctors shall mean physicians who actually or potentially subscribe for the services of the Company, as the context requires in this Agreement;

9. Effective Date shall mean the date of this Agreement as first set forth above.

FINAL CONTRACT 12-31-99

10. Egress Connection shall mean any connectivity to the Rhythms DSL Network or the Networks provided hereunder by Rhythms to any person, other than a Doctor or Physician Group (including, without limitation, Company and any PharmCo or any Permitted Subcontractor of Company), whose traffic and/or connectivity requirements would, in Rhythms' reasonable judgment, require such person to obtain a DS-1 form of connection or greater.

11. Equipment shall mean the equipment (including the CPE) and software to connect each remote access endpoint to the Rhythms Network;

12. ESS or ESS service shall mean the Enterprise Services Solution provided by Rhythms under this Agreement as described in Section 1 hereof;

13.      ESS Base Prices shall have the meaning set forth in Section 1.1 hereof;

14. Force Majeure Event shall have the meaning set forth in Section 5.5 hereof;

15. General Tasks shall mean the tasks to be undertaken by a Rhythms Installer at a remote access endpoint as described in Section 2.3 hereof;

16. Initial Term shall mean the three-year period commencing upon the Effective Date (or such shorter period as shall result from the earlier termination of this Agreement by either party hereto in accordance with the terms of this Agreement);

17. Notice of Change shall have the meaning set forth in Section 5.8 hereof;

18. Networks shall mean the shared private networks designed and created for Company by Rhythms utilizing Rhythms' US LAN network and based upon the specifications and parameters provided by Company with respect to communications (including, without limitation, video conferencing) using ESS service to and between (1) Doctors and the PharmCos and/or
         (2) Doctors and Doctors if such communications exclusively traverse solely the Networks; provided, however, that the term "Networks" shall exclude (i) any Internet access component of ESS service, and (ii) any Doctor-to-Doctor communications or connectivity which do not traverse the Networks exclusively;

19.      Password shall have the meaning set forth in Section 2.1 hereof;

20. PCP Network shall mean the initial Network requested by the Company using ESS service for primary care physicians;

21. Permitted Subcontractors shall mean any subcontractor of a party hereto that performs an integral business function or activity for such party; provided, however, that any subcontractor of a party hereto that is a competitor of the other party hereto shall not qualify as a Permitted Subcontractor pursuant to this definition;

22. PharmCo shall mean a pharmaceutical company that has signed an agreement with the Company to participate in Company's services and which the Company has designated to Rhythms to participate in one or more Networks at remote access endpoint locations located in the continental United States;

23. Physician Group shall mean a group or association of physicians subscribing for Company services;

24. Proprietary Information shall have the meaning set forth in Section 4.1 hereof;

25. Quality of Service shall mean the use of accepted techniques to deliver different data types with different latency requirements across a network efficiently;

FINAL CONTRACT 12-31-99

26. Ramp Commitment shall mean the obligation of Company to deliver orders to Rhythms in such quantities required pursuant to the terms of this Agreement as described in Section 1.3 hereof;

27. Ramp Failure Event shall have the meaning set forth in Section 1.3 hereof;

28. remote access endpoint or remote end user endpoint shall include any and all locations within the continental United States where Doctors or PharmCos are connected to any Network and any other locations where Company has ordered ESS service and/or Egress Connections to be installed or provisioned by Rhythms to any person pursuant to the terms of this Agreement (including, without limitation, Physician Groups, the Company or any Permitted Subcontractor);

29. Rhythms Installers shall mean Rhythms personnel or authorized representatives who perform the installation of Equipment to provision ESS service at remote access endpoints and/or Egress Connection;

30. Service Determination shall mean customary testing and review performed by Rhythms to determine whether a specific Doctor in a Physician Group can be provisioned with ESS service at a connectivity speed equal to or greater than 384X384kb/s;

31.      Service Determination Report shall mean the report described in Section
         1.2 hereof;

32. Taxes shall mean federal, state and local taxes, surcharges, assessments and other governmental charges and fees that may be due at any time with respect to the delivery of any products or services by Rhythms pursuant to the terms of this Agreement;

33. Throughput Standard shall mean the criteria described in the Service Level Agreement under the heading "Data Delivery"; provided, however, that, if and to the extent that Company can demonstrate that the Capacity Standard is insufficient to sustain acceptable quality of videoconferencing due to frame loss, jitter or latency at 384X384kb/s for 99% of the video connections on the Networks during any one-month period and such quality degradation is not attributable to Company's failure to purchase additional bandwidth capacity as contemplated in this Agreement, Rhythms shall use its commercially reasonable efforts to improve quality of service on the affected Network through the available and industry-recognized and accepted means and technology necessary;

34.      Username shall have the meaning set forth in Section 2.1 hereof; and

35. Year 2000 Compliant shall have the meaning set forth in Section 5.2 hereof.

36. Power Internet shall have the meaning of the portion of the ESS being provided under this Agreement to provide Rhythms' customary business-grade Internet access.


         1.       ENTERPRISE SERVICES SOLUTION.

         Rhythms Enterprise Services Solution to be provided to the Company under this Agreement will be an end-to-end managed and supported service at a speed of 384X384kb/s for connectivity between (1) Doctors and the PharmCos and/or (2) Doctors and Doctors if such communications exclusively traverse solely the Networks, upon the Networks sufficient to support interactive videoconference capability.

         The Enterprise Services Solution consists of the following features:
(a) Rhythms' provision of the necessary remote access service ordering, installation, billing, and support; (b) Rhythms' management of the Company's remote access program with 24 x 7, Tier 1 or Tier 2 support for both ingress/egress circuits as well as appropriate CPE needed for circuit termination; (c) Rhythms' provision of CPE needed for such remote access program and related installation, configuration and management of the CPE needed for circuit termination; (d) Rhythms' ownership and management of the circuits and CPE; and (e) Rhythms'

FINAL CONTRACT 12-31-99

provision of xDSL services, applications and ancillary products as set forth in Exhibit A hereto (as the same may be amended from time to time in accordance with this Agreement) for respective deployments. Any such DSL services may be provided by Rhythms or, at Rhythms sole election and discretion, by an alternative DSL service provider selected by Rhythms; provided, however, that any such services provided by or through an alternative service provider shall be subject to all the terms and conditions of this Agreement and shall be managed and monitored by Rhythms.

         The PCP Network shall include up to twelve (12) PharmCos participating in the PCP Network, each of which shall be provided with a DS-3 Egress Connection which will be configured with a bandwidth capacity equal to or greater than the product obtained by multiplying (a) the number of Doctors participating in that particular Network, times (b) 0.882 kb/s (the "Capacity Standard"); provided, however, that each DS-3 assigned to a PharmCo participating in the PCP Network shall be initially configured at 5 Mb/s until the number of Doctors participating in the PCP Network reaches 5,500.

         The Company shall have the right to create additional Networks which Rhythms will provision with capacity equivalent to the Capacity Standard and will manage based upon the principles applicable to the PCP Network, with each such Network being able to accommodate the participation of up to twelve PharmCos; provided, however, that Rhythms shall have the right to provision such additional Networks with DS-1 Egress Connections to the extent consistent with Rhythms maintaining the Capacity Standard and the Throughput Standard until the number of Doctors participating in any such additional Network justifies the provision of DS-3 Egress Connections. The Company shall have the right to allocate bandwidth capacity among different PharmCos within each Network as long as it does not adversely impact the Capacity Standard (measured as a total across all Egress Connections for such Network), and such discretionary allocation by Company shall be implemented by Rhythms in accordance with Rhythms' then prevailing redeployment time schedules. If Company desires to obtain additional PharmCo Egress Connections or capacity in any such Network, Company shall be entitled to purchase additional connections or capacity from Rhythms at the rates and charges set forth in Exhibit A hereto.

         In order for Rhythms to provide the connectivity and Network capacity to Company at the prices set forth in this Agreement, Rhythms has configured its Networks based upon the statistical information regarding Doctor usage patterns and the average duration of each call connection that Company has provided to Rhythms. The parties agree that Rhythms shall have met the quality objectives for each Network that maintains bandwidth capacity equivalent to 10.584 kb/s per Doctor participating in such Network, and such bandwidth shall be allocated as the Capacity Standard to each PharmCo Egress Connection, unless otherwise directed by Company. To the extent that usage requirements shall exceed this standard, the Company shall be obligated to either (a) purchase additional capacity to increase the level of capacity beyond 10.584 kb/s per Doctor, or (b) accept any degradation of ESS resulting from Company's failure to purchase such additional capacity.

         The Service Level Agreement attached hereto as Exhibit B shall apply exclusively to performance of the Networks, and shall not apply to (a) the Power Internet portion of the ESS being provided under this Agreement to provide Rhythms' customary business-grade Internet access to each of the Doctors, and/or
(b) Doctor-to-Doctor communications which do not exclusively traverse the Networks.. Rhythms. intends to continue to improve its network capabilities over time to better support voice and video applications through use of Quality of Service and other reliable technologies as they become commercially available and deployable on a commercially reasonable basis.


         1.1 PRICING. Based upon Company's Ramp Commitment and the configuration of the Networks as described herein, Rhythms shall sell ESS, and the Company shall purchase ESS, at the monthly recurring and installation prices set forth in Parts I and II of Exhibit A hereto for each access connection (the "ESS Base Prices"). Each ESS ordered by the Company shall have a minimum period of 36 months. If and upon the occurrence of Rhythms' failure to meet during any calendar month the performance criteria set forth in the Service Level Agreement attached hereto as Exhibit B with respect to the Networks, the Monthly Recurring Rates that are included in the ESS Base Prices shall be adjusted for

FINAL CONTRACT 12-31-99

such month by Rhythms in the percentage amounts indicated in Exhibit B corresponding to any applicable level of Rhythms' non-performance occurring in any such calendar month. To the extent that any credit allowances may be applicable to the ESS Base Prices, service credits shall not be cumulative and the Company shall be entitled to receive the highest service credits applicable to the month in which the Rhythms' non-performance occurred. Company shall also be entitled to purchase additional Egress Connections (which do not have any capacity associated therewith) at the monthly recurring changes and the installation charges set forth in Part II of Exhibit A hereto, and such additional Egress Connections may be integrated into any Network or used as back-up for existing PharmCo Egress Connections.

         The termination of any ESS service or Egress Connection prior to the expiration of its applicable term will result in certain early termination fees, unless such termination was due to the breach or default by Rhythms under this Agreement. Similarly, if the Company fails to confirm or honor any scheduled installation appointment on a timely basis, the Company may be charged a fee in accordance with Part III of Exhibit A unless Rhythms has been notified of a change in the scheduled appointment on or prior to 12:00 noon on the business day preceding the scheduled time and date of the appointment. Movement of an ESS service connection or Egress Connection within a Market will not result in an early termination fee, but will result in an additional charge for re-installation and related costs. A list of these early termination and other fees is set forth in Part III of Exhibit A hereto. The Company shall be liable for all termination charges set forth in Part III of Exhibit A hereto arising from the Company's early termination of any Egress Connection, ESS service or other connectivity ordered from Rhythms pursuant to this Agreement. Rhythms shall have the right to apply any deposits, advance payments or other credit balances attributable to the Company in satisfaction of any termination or other fees arising under this Agreement.

         All prices set forth in Exhibit A to this Agreement are exclusive of applicable Taxes, which shall be invoiced to and due from the Company unless the Company provides to Rhythms a valid and effective certificate from the appropriate taxing authorities exempting Company from the Taxes that would otherwise be invoiced hereunder.

         Rhythms represents and warrants to Company that, except as set forth in
Section 1.3 hereof, the prices set forth in Exhibit A hereto shall be maintained at their respective levels set forth in Exhibit A hereto throughout the Initial Term of this Agreement.

         1.2 ESS DEPLOYMENT. As the Company's preferred provider, Rhythms shall have the exclusive right to supply all Company requirements for DSL services in the United States during the term of this Agreement, either directly or, in Rhythms' sole discretion, through an alternative DSL provider. Company shall use its best efforts to (i) recruit new Doctors in geographic areas designed to enable Rhythms to provide its DSL services to the Doctors qualifying for Company's services, (ii) maximize the number of qualified Doctors ordering connectivity from Rhythms, and (iii) ensure that all information provided to Rhythms with respect to each Doctor is accurate and complete in all material respects). Rhythms and Company shall cooperate in performing Service Determinations. Prior to Company initiating any program to sign up individual Doctors in any Physician Group, Company shall use its best efforts to provide to Rhythms appropriate information to conduct a Service Determination for each such Doctor within such Physician Group (including, without limitation, such Doctor's name and a complete and accurate installation address for each such Doctor). Upon receipt of such information, Rhythms shall complete a preliminary Service Determination for each such Doctor within such Physician Group and shall report to Company the results of such preliminary Service Determinations within three
(3) business days; provided, however, that if any list or lists of Doctors delivered to Rhythms within any one week period shall have more than 5,000 addresses, Rhythms shall have a reasonable additional period to complete such preliminary Service Determinations. Thereafter, when a Doctor contracts with the Company to obtain the Company's services, the Company shall submit such order to Rhythms, and Rhythms shall then perform a definitive Service Determination and shall report the results of such definitive Service Determination to Company within ten (10) business days following receipt of such order from Company (the "Service Determination Report"). Each such Doctor's installation address shall be classified in such Service Determination as within one of the four following categories:

FINAL CONTRACT 12-31-99


(a) "Operational", which shall mean that connectivity can be successfully provided to such Doctor based upon Rhythms' currently available service;

(b) "Committed", which shall mean that connectivity can be successfully provided to such Doctor based upon Rhythms' service availability at a specified date, which shall not exceed sixty (60) days following the date of the performance of the Service Determination for that doctor (a "Specified Date");

(c) "Planned", which shall mean that connectivity is projected to be available to such Doctor based upon an expected Rhythms' service availability by reference to a future calendar quarter; or

(d) "Unplanned", which shall mean that Rhythms' service availability is not currently planned for that Doctor's installation address at any specific future date.

         On and as of the Commencement Date, Rhythms shall be obligated to accept Company orders for ESS for each Service Determination that is classified as Operational or Committed within forty-five (45) days following the delivery of the Service Determination Report to Company with respect to such order. Rhythms shall be obligated to complete installation of ESS for (i) a minimum of 70% of the Operational Service Determinations in any Service Determination Report within sixty (60) days following receipt of each respective order for an Operational Service Determination, and (ii) 100% of such Operational Service Determinations within ninety (90) days following receipt of each respective order for an Operational Service Determination. Rhythms shall be obligated to complete installation of ESS for (x) a minimum of 50% of Committed Service Determinations in any Service Determination Report within fifteen (15) days following the applicable Specified Date (but in no event prior to sixty (60) days following receipt of each respective order for a Committed Service Determination), and (y) 100% of such Committed Service Determinations within forty (45) days following the applicable Specified Date (but in no event prior to ninety (90) days following receipt of each respective order for such Committed Service Determination). To the extent that Rhythms chooses to provision service to Company through an alternative service provider, all such orders shall be classified as "Committed" Service Determinations and shall be installed based upon the installation schedule applicable to Committed Service Determinations. Notwithstanding the foregoing, Rhythms shall have the right to reject any orders classified as Operational or Committed for a period of thirty
(30) days after Rhythms has reported the classification of such order to Company, and such rejected orders shall not be included in the calculation of any percentage completion calculations under this Agreement. If Rhythms fails to complete installations of Operational or Committed Service Determinations as provided in this Section 1.2, Company shall have the right to obtain connectivity from another provider for each of the Operational or Committed Service Determinations with respect to which Rhythms failed to provide ESS service on a timely basis. In addition, with respect to orders with a Service Determination that is classified as Operational or Committed that are not rejected by Rhythms within thirty (30) days after Rhythms' receipt of such order, Rhythms shall provide a credit to Company within fifteen (15) days following the end of a calendar quarterequal to the monthly recurring charge for
(i) one month's service for each such non-rejected Operational or Committed order that Rhythms has failed to install within one hundred (100) days and not more than 130 days; (ii) two month's service for each such non-rejected Operational or Committed order that Rhythms has failed to install within one hundred thirty one (131) days and one hundred sixty (160) days; and (iii) three month's service for each such non-rejected Operational or Committed order that Rhythms has failed to install within one hundred sixty one (161) and one hundred ninety (190) days following Rhythms' receipt of such Operational or Committed order (the "Installation Penalty") within such calendar quarter; provided, however, that Rhythms shall be liable for any such penalty in each such thirty-day interval provided herein only if the installation of such Operational or Committed order continues to be pursued by Company with Rhythms and an order for such doctor or end point has not been placed by Company with another service provider; and provided,, further, however, that Rhythms shall not be obligated to pay the Installation Penalty in any calendar quarter unless, and only to the extent that, such installation failures shall exceed five percent (2.5%) of all orders submitted by Company that are classified as Operational or Committed Service Determinations and received by Rhythms during such calendar quarter. The monthly credit on any individual order is non-cumulative. Company has

FINAL CONTRACT 12-31-99

the right to be released from Rhythms exclusivity for any ordered ESS service which is not projected to be installed within one hundred (100) days, without a cancellation penalty to Company.

         The parties acknowledge and understand that (a) Rhythms is committed to expanding the geographic footprint of its service availability on an economically cost-justified basis in the United States and within the markets where Rhythms presently has service available, and (b) Company will use its best efforts to aggregate demand for ESS by Physician Groups within markets in a manner that will provide Rhythms with the maximum opportunity to provide its existing service to those Physician Groups as well as sufficient orders to justify Rhythms expansion of its service areas to provide service to such Physician Groups when meeting the Company's Ramp Commitment set forth in this Agreement. Rhythms and Company shall consult with each other in developing and proposing alternative access strategies to the Doctors to provide ESS connectivity in areas where Rhythms does not provide DSL service generally and will each attempt to arrive at mutually acceptable and economically and technically viable methods of providing the ESS service contemplated in this Agreement. If and to the extent that Rhythms determines, after receipt of a Doctor's order and all applicable information from Company concerning the Doctors signed up or projected to be signed up with Physician Groups in areas where Rhythms does not provide service and in light of Company's progress in satisfying its Ramp Commitment, that Rhythms will not provide ESS service within such areas within sixty (60) days following receipt of such order (including, without limitation, all Service Determinations that are classified as Planned and Unplanned), Rhythms will release Company from the exclusivity provided in this Section 1.2 with respect to Doctors which have ordered ESS service within such areas where Rhythms has determined that it will not provide ESS service within such sixty-day period as of the date that Rhythms shall have waived such exclusivity. If Rhythms subsequently determines that Rhythms will offer ESS service in such areas, the exclusivity provided in this Section 1.2 shall be reinstated with respect to Doctor orders for such areas upon Rhythms notification to Company that Rhythms is in a position to provision such orders as a Committed Service Determination in accordance with this Agreement.

         1.3. RAMP COMMITMENT. Company is committed to providing orders for ESS service to Rhythms in the following cumulative amounts as of each of the following dates listed below:

DETERMINATION DATE                    CUMULATIVE ORDERS

September 30, 2000                           2,000
March 31, 2001                               8,000
September 30, 2001                          16,275
March 31,2002                               33,450
September 30, 2002                          45,000
March 31, 2003                              59,500

Company understands and acknowledges that Rhythms has designed and configured, and will continue to design and configure, the Networks and the Rhythms Network based upon such forecasted orders by Company, and that the pricing provided by Rhythms in this Agreement has been predicated upon receipt of such minimum orders on or prior to the dates indicated. If Company shall fail to provide orders in accordance with the schedule provided in this Section 1.3 as of or for two (2) consecutive Determination Dates (the "Ramp Failure Event"), Rhythms reserves the right to renegotiate the prices set forth in this Agreement for ESS service and/or to terminate this Agreement if Company does not accept such revised prices and/or fails to provide orders for any Determinate Date subsequent to the Ramp Failure Event. Company shall advise Rhythms periodically (and at least at the end of each calendar quarter) of its then currently forecasted orders for the next six-month period and any information that would be relevant to assessing Company's ability to meet the Ramp Commitment.






2.       ORDERING AND INSTALLATION.
                                                                               8

FINAL CONTRACT 12-31-99

         2.1. ORDERING. All orders for ESS and Egress Connections shall be for an initial duration of at least three (3) years, and orders shall be submitted upon the approved forms provided by Rhythms, whether in written or electronic form. After processing the Company's Egress Connection Order Form, Rhythms will issue to the Company a username (the "Username) and a password (the "Password") to enable the Company, directly or through its Permitted Subcontractors, to access the NetworkNow(TM) website maintained by Rhythms, which will allow the Company or such Permitted Subcontractors to place orders for services and perform certain other functions with Rhythms over the Internet. The Company understands and agrees that the information contained in and made available through NetworkNow(TM) (as well as the Username and Password therefore) is proprietary and highly confidential and should only be used for the purposes for which it is intended and should not be disclosed to unauthorized persons. The Company shall ensure that each of its employees and each Permitted Subcontractor is aware of the confidential and proprietary nature of the Username and the Password and the proper use of the information obtained from this website. Any unauthorized use or disclosure of the Username or Password or any information derived from NetworkNow(TM) will constitute a material breach of this Agreement, and the Company shall as promptly as possible notify Rhythms of any unauthorized use or disclosure of such Username, Password or information. The Company shall promptly contact Rhythms to obtain a different Username and Password, or change the Password associated with the compromised Username when (a) the Company becomes aware that the security of the Username or the Password has been compromised in any manner, and/or (b) the employment of one or more of the representatives of the Company or Permitted Contractors who has used or had access to the Company's Username or the Password is terminated by the Company or, with respect to Company employees, is transferred to a position whose duties does not require further use of the NetworkNow(TM) website on behalf of the Company.

         2.2 ESS INSTALLATION. Rhythms will need to install Equipment at each remote access endpoint. Rhythms will supply all standard components to connect the Company and/or each remote access endpoint to the Rhythms Network (all of which components will remain the sole and exclusive property of Rhythms), and the Company will not be charged any fees for use of these components or Equipment during the term of this Agreement in addition to the ESS Base Prices. Without limiting the generality of the foregoing:

         (1) The Rhythms Installer shall extend the DSL loop through existing wiring and will install up to 100 feet of new wiring as required; provided, however, that such installation shall not include unreasonable activity (including, without limitation, installation of new conduit, opening walls or other comparable activity that would generally be considered construction-related, and/or any activity that would involve excessive hazard or potential liability or injury);

         (2) The DSL router shall be installed in proximity to the Computer within such location, and the router shall be connected to the Computer using the appropriate Ethernet cable;

         (3) If the Computer is properly functioning and pre-configured, the Rhythms Installer shall configure the IP settings (i.e., IP address, IP subnet, gateway address, and DNS address) and, if requested by Company, the IP parameters of the Computer; and

         (4) Ping-level connectivity from the newly-installed router shall be verified and confirmed to at least two specific destinations within the Company or the Networks.

The Company agrees that the Company will, and will cause each of the persons using ESS service at each remote access endpoint to, (a) not abuse or otherwise damage the components or Equipment while they are in their possession, (b) operate the Equipment according to manufacturer specifications, and (c) return the Equipment in good condition (except for deterioration from normal usage) to Rhythms upon the termination of this Agreement and/or such remote access to the ESS through Company's remote access endpoints; provided, however, that Company shall not be obligated to return any such router to Rhythms if (a) such router has been in service at such location for two (2) years or more, and (b) Company elects not to

FINAL CONTRACT 12-31-99

have the Computer collocated with such router returned to the Company following any such termination of connectivity or this Agreement; provided, further, however, that all routers shall be returned to Rhythms following any termination resulting from a breach of this Agreement by Company.

         In connection with the installation service performed by Rhythms hereunder, it may be necessary for Rhythms Installers to insert certain software in each Computer and possibly reconfigure some aspects of such Computer system to accommodate ESS in connection with the installation, testing or subsequent service relating to any connection with ESS. It is possible that such activities might inadvertently result in the loss of certain programming on that Computer system that could be important, and the Company hereby agrees that it is Company's responsibility to make, or cause the Doctor's or others to make, appropriate arrangements to prepare diskettes of all such important information prior to the installation, testing or service of ESS. The Company hereby agrees that neither Rhythms nor the Rhythms Installers will be responsible or liable in any manner for any loss of, or damage to, any information or programming on any such Computer system or any breach or violation of any manufacturer's or other warranty relating to such Computer or any elements included in such Computer system which may occur as a result of any installation, testing or later service conducted by Rhythms or the Rhythms Installers as requested with respect to Rhythms components, Equipment or other facilities or programming; provided, however, that Rhythms shall be liable for any physical damage to the Computer caused by the gross negligence or willful misconduct of any Rhythms Installer.

         There may be instances (e.g., due to building maintenance exclusivity rights) where the Company and/or Doctor or PharmCo is responsible for performing all electrical or wiring work at their location. Should this situation arise, the Company and/or Doctor or PharmCo shall be responsible for ensuring inside wiring at their location is complete prior to Rhythms performing the installation for the ESS service. Rhythms will install wiring up to the local telephone company termination point, but the Company will be responsible for any further wiring installation.

         After an order is placed, Rhythms will coordinate the ESS service installation with the ILEC. From time to time, conditions may exist that prevent the installation of the ordered ESS service into a Company location or remote access endpoint due to adverse infrastructure conditions or other conditions beyond the reasonable control of Rhythms. Rhythms may evaluate and propose alternative access strategies to achieve reliable connectivity, each of which shall be subject to approval by the Company prior to implementation. If any additional or unusual monthly or non-recurring charges are reasonably anticipated with implementation of the alternative access strategies, Rhythms will inform the Company of any estimate of those costs prior to installation. If the Company decides to cancel the ESS service due to the cost of alternative access strategies, the Company shall terminate the order and will incur no charge for the ESS installation. If alternative access strategies are not reasonably available, Rhythms reserves the right to cancel the order.

         2.3. COMPUTER INSTALLATION SERVICES. Prior to the scheduled time for installation of ESS service at any particular location, Company shall supply to the installation location for each of the Doctors who will be receiving ESS a Computer. At least thirty (30) days prior to the first installation contemplated hereunder, Company shall deliver to Rhythms one example of each pre-configured Computer so that Rhythms personnel can evaluate and train the Rhythms Installers with respect to the procedures and services to be accomplished pursuant to this
Section 2.3, which Rhythms shall return to Company at the earlier of the Company's discontinuation of its use and/or the termination of this Agreement If a properly functioning and appropriately pre-configured Computer is not present at the scheduled time and place for any installation of ESS by Rhythms, Rhythms shall not be required to complete the procedures and services contemplated in this Section 2.3 at such location but the Rhythms Installer shall proceed to complete the ESS installation as contemplated in Section 2.2 hereof.

         With respect to any properly functioning, pre-configured Computer timely delivered to the installation location, Rhythms shall cause the Rhythms Installer to perform and accomplish the following General Tasks:

FINAL CONTRACT 12-31-99

         1.       Remove the Computer from its shipping container and packaging;

         2.       Place the Computer in the installation location;

         3. Connect the keyboard, mouse, and camera to the appropriate ports on the side of the Computer, mount the camera in the pre-positioned bracket that is permanently affixed to the top of the Computer, and plug the Computer into an available power source;

         4.       Turn on the Computer; and

         5. Place all packaging materials that came with the Computer back into the shipping container for disposal by the Doctor or the Doctor's office staff.

Each of the foregoing General Tasks shall be accomplished by Rhythms without additional charge to Company. Company shall use its best efforts to ensure that the location selected for installation of the Computer and the DSL router is within the Doctor's private office at the location, and Rhythms shall not be liable for complying with any instructions or directives received from the Doctor or the Doctor's on-site representative as to the installation location of the Computer or the Equipment (even if such installation shall not be within the Doctor's private office). If the Rhythms Installer is prevented for any reason from performing the General Tasks concurrently with the installation of ESS at such location, Company may schedule with Rhythms an additional service installation call by Rhythms to such location to perform the General Tasks customarily performed pursuant to this Section 2.3 at such location at such date and time as Rhythms Installers are available; provided, however, that Company shall pay Rhythms its standard hourly time and material charges for such additional site visit and/or services. Any additional tasks requested to be performed by Rhythms at any installation location shall not be performed unless previously agreed to by Rhythms and Company based upon mutually agreed upon terms and conditions (which shall specifically reference this Section 2.3 and provide for its amendment). Rhythms shall perform the General Tasks for the number of properly functioning, pre-configured Computers at any location equal to the number of ESS installations performed at each location.

         Company has requested that Rhythms perform the following sixth task:
"Make a single attempt to complete a video call to a pre-determined destination that shall not exceed two minutes in duration." Rhythms will evaluate the feasibility of performing this sixth task using the examples of Computers and software provided by Company to Rhythms as set forth above and, following the conclusion of Rhythms evaluation, Rhythms shall decide, in its sole discretion, whether Rhythms will perform such sixth task as part of the General Tasks pursuant to this Section 2.3.



         3. BILLING AND PAYMENT. Rhythms shall prepare and deliver to the Company a monthly invoice in electronic format which shall include applicable monthly connectivity charges and the previous month's installation charges (if any) as well as any applicable Taxes. For installations of ESS service and Egress Connections occurring during any such month, such first month's connectivity charges shall be pro-rated based upon the number of days the ESS service or Egress Connection, respectively, was operational during such month based upon a thirty (30) day calendar month. The Company shall remit full payment to Rhythms for each such invoice within thirty (30) days after the date of such invoice. If, however, the Company believes in good faith that any such invoice is incorrect, the Company shall (a) timely remit payment of all undisputed portions of any such invoice, and (b) concurrently object in writing to the disputed portion or portions of the invoice and set forth with particularity each basis upon which the Company believes the invoice to be inaccurate. If payment of any invoice by the Company occurs after the stated payment date, late fees shall accrue and become immediately due and payable by the Company on the outstanding unpaid balance at the rate of 1.5% per month or the highest rate permitted by applicable law, whichever is lower. If the parties are unable to resolve any such disputed invoice within thirty (30) days after the date payment of the invoice was initially due to Rhythms, such disputed amount shall be submitted to escalation and binding arbitration as provided in
Section 9.10 of this Agreement. The Company's payment of any invoice shall not affect the Company's rights to receive any adjustment to the ESS Base Prices that may be due to the Company pursuant to Section 1.2 hereof. Invoices shall be sent to the address of the Company as set forth herein or otherwise provided by the Company to Rhythms in accordance herewith. Any purchase order or other instrument of the Company accompanying any order or payment hereunder shall be solely for the internal use of the Company and its terms shall not alter, amend or otherwise affect the terms of this Agreement.



         4.       CONFIDENTIAL INFORMATION.

         4.1. "PROPRIETARY INFORMATION" DEFINED. As used herein, the term "Proprietary Information" shall mean information that was or will be developed, created or discovered by or on behalf of a specific person, or which becomes or will become known by, or was/is conveyed by a specified person to another person with an expectation of nondisclosure. "Proprietary Information" includes, but is not limited to, trade secrets, computer programs, ideas, techniques, inventions (whether patentable or not), business and product development plans, customers and other information concerning a specified person's actual or anticipated business, research or development, and/or personnel information, or which is received in confidence by or for a specified reason from any other person.

         4.2. NON-DISCLOSURE. Each party hereto recognizes and acknowledges that the other party hereto possesses Proprietary Information which is important to its business and that this Agreement creates a relationship of trust and confidence between Rhythms and the Company with regard to Proprietary Information. At all times, both during the term of this Agreement and after its termination, each party hereto (including its personnel and/or Permitted Subcontractors) shall (a) keep in confidence and trust and not use or disclose any Proprietary Information of the other party without the prior written consent of the party who is the rightful owner of such Proprietary Information, and (b) take reasonable protective measures to maintain such non-disclosure (which measures shall be at least the same as measures it normally takes to protect it's own Proprietary Information); provided, however, that such Proprietary Information may be used by such party in the ordinary course of performing the services and complying with its obligations under this Agreement. Each party shall require its personnel and/or its Permitted Subcontractor(s) who have access to Proprietary Information of the other party hereto to execute a non-disclosure agreement in favor of the parties hereto containing the same requirements and conditions as set forth in this Section 4.2.

         4.3. EXCEPTIONS TO NON-DISCLOSURE. Notwithstanding the provisions of
Section 4.2 hereof, neither Rhythms nor the Company shall be limited in its use or disclosure of any Proprietary Information that Rhythms or the Company can demonstrate: (a) is or has become readily publicly available without restriction through no fault of the receiving party (or its employees or agents), (b) is received without restriction from a third party lawfully in possession of such Proprietary Information and such third party was under no obligation or duty not to disclose such Proprietary Information; (c) was rightfully in possession of Rhythms or the Company (as the case may be) without restriction prior to its disclosure by the Company or Rhythms, respectively; (d) was independently developed by employees or consultants of the receiving party without access to Proprietary Information; or (e) is required to be disclosed by applicable law or in connection with any legal, administrative, judicial or governmental proceeding, hearing or process (in which event, the disclosing party shall promptly notify the other of such proposed

         Rhythms and the Company represents and warrants to the other party hereto that (a) performance of the terms of this Agreement will not breach any agreement to keep in confidence Proprietary Information obtained by Rhythms or the Company, respectively, in confidence or in trust prior to the execution of this Agreement, and (b) Rhythms and the Company, respectively, has not entered into (and Rhythms and the Company, respectively, agrees not to enter into) any agreement or commitment, either written or oral, that conflicts or might conflict with its confidentiality obligations under this Agreement.

         4.4 EQUITABLE RELIEF. The parties each acknowledge and agree that it would be extremely difficult to measure the amount of damages arising from a breach or threatened breach of any covenant contained in this Article 4, and that monetary damages would be an inadequate remedy for the irrevocable harm that would likely result from any such breach or threatened breach. Accordingly, in such an event, the non-breaching party shall be entitled to temporary and permanent injunctive relief (including, without

FINAL CONTRACT 12-31-99

limitation, specific performance, an injunction and/or a temporary restraining order) in addition to other rights and remedies (including, without limitation, monetary damages provided by law) without any requirement to post a bond.



         5.       ADDITIONAL OBLIGATIONS OF RHYTHMS.

         5.1. INFRINGEMENT PROTECTION. Rhythms will indemnify, defend and hold the Company harmless from and against any and all costs, liabilities, losses and expenses (including, without limitation, reasonable attorney's fees) resulting from any claim, suit, action or proceeding (collectively, an "Action") brought against the Company alleging that customary and proper use of ESS by the Company infringes or contributes to the infringement of any issued United States patent or letters patent, copyright or other established intellectual property right (but excluding any infringement contributorily caused by the Company's business or equipment). The Company shall promptly notify Rhythms of any Action, and Rhythms shall have the right to control any such Action and shall have the exclusive right to conclude a settlement of any such Action which shall be binding upon the Company. Rhythms shall have the right, in order to avoid or settle any Action, to substitute at Rhythms' expense non-infringing equipment, material, processes or services, or to modify ESS or the Equipment to become non-infringing, or to obtain necessary licenses to use the infringing equipment, material, processes or ESS services, in each case consistent with Rhythms' obligations under this Agreement. If the Company's use of ESS services is materially adversely affected by any actions taken by Rhythms under this Section
5.1 (other than those relating to any infringement contributorily caused by the Company's business or equipment), then the Company shall have the right to terminate such affected ESS services without incurring any early termination charges hereunder.

         5.2. YEAR 2000. Rhythms believes that its internal operating and network systems are designed to operate before, during and after calendar year 2000 A.D. without material error or interruption relating to date data (including, without limitation, date data which represents or references different centuries or more than one century or leap year) in any level of the systems assuming, in each case, that all systems and products used in combination with them properly exchange data (hereinafter referred to as "Year 2000 Compliant"). In the event that Rhythms' systems are not Year 2000 Compliant, Rhythms shall, at no additional cost to the Company, seek to modify its systems within a reasonable period of time so as to ensure that the systems are Year 2000 Compliant to the extent that such modifications can be accomplished on a commercially reasonable basis. If Rhythms' systems are not Year 2000 Compliant and are not modified within a reasonable period to become Year 2000 Complaint, then the Company shall have the right to terminate this Agreement, which shall constitute the Company's sole remedy with respect to such systems not being Year 2000 Compliant. Nothing herein shall constitute a representation or warranty by Rhythms that the systems of other companies on whose services or equipment Rhythms depends on or interconnects, or which the ESS services depend on or utilize, are Year 2000 Compliant, nor shall Rhythms have any obligation to remedy any such situation occurring with respect to any such other company.

         5.3. CUSTOMER SUPPORT; RESTORATION OF SERVICE. The Company shall be entitled to the benefits of Rhythms' customer services described in the Service Level Agreement with respect to the Networks. In the event that Company or any of its remote access endpoints experiences a substantial reduction in the Throughput Standard or a significant interruption of the Networks that is not attributable to the Company's failure to acquire additional bandwidth capacity, Rhythms shall, at no charge to the Company, restore the Company's or its remote access endpoint's ESS service with respect to the Networks to its condition prior to such reduction or interruption in accordance with the "Mean Time to Restore Service" set forth in the Service Level Agreement or issue to the Company the credit set forth therein in accordance with the terms of the Service Level Agreement; provided, however, that Rhythms shall not be responsible for any such reduction or interruption arising from or caused by any equipment or services which are not a part of Networks or Equipment (including, without limitation, the Company's or a remote access endpoint's computer, network or software) or due to a Force Majeure Event.

FINAL CONTRACT 12-31-99

         5.4. WARRANTIES. Subject to the limitations set forth below, in the event that the Equipment installed by Rhythms in connection with the provisioning of ESS service hereunder is determined to be defective or otherwise becomes non-operational during the term of this Agreement, Rhythms will promptly deliver replacement Equipment to the Company or affected remote access endpoint upon receipt of notice of a malfunction of the Equipment, and the Company agrees to cause the defective or non-operational Equipment to be promptly returned to Rhythms.

         EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, RHYTHMS MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ESS SERVICE AND/OR THE EQUIPMENT. RHYTHMS SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES (INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) OF TITLE OR NONINFRINGEMENT OF THIRD PARTY RIGHTS. THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ANY OTHER WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED.

         Any warranties provided by Rhythms under this Agreement shall not apply to any situation where (a) any ESS service, Equipment or other service has been installed or serviced by anyone other than Rhythms or its authorized Rhythms Installers, (b) the Equipment has experienced neglect, misuse or unusual damage, and/or (c) any ESS service, Equipment or other service is not used in compliance with applicable law or the operating instructions established by Rhythms or the original manufacturer. Except as expressly provided in this Agreement, this Agreement shall not provide third parties (including each of the persons using ESS service at each remote access endpoint of the Company) with any rights, privileges, causes of action or claims against Rhythms. The credit allowances available under, and provided in accordance with the provisions of, the Service Level Agreement shall constitute the sole and exclusive remedy of the Company with respect to any temporary interruption or degradation of any services provided by Rhythms hereunder.

         5.5. FORCE MAJEURE. Notwithstanding any other provision set forth in this Agreement, Rhythms shall not be liable for any failure or delay in its performance under this Agreement (including any changes to or failure to continue to provide ESS service or any other services contemplated herein) due to any cause beyond Rhythms' reasonable control, including, without limitation, any act of war or civil insurrection, national emergencies, acts of God, fire, explosion, vandalism, cable cut which is not the fault of Rhythms or any of its employees, agents or representatives, storm, earthquake, flood, embargo, riot, sabotage, industry-wide strikes, lockouts, work stoppages or other labor difficulties, unavoidable, industry-wide supplier failures, shortages, breaches or delays, unavailability of materials or rights-of-way, governmental act or change in regulatory requirements affecting telecommunications companies similarly situated with Rhythms generally, or failure of the Internet (a "Force Majeure Event"); provided, however, that Rhythms shall (a) give the Company prompt notice of such cause, and (b) use its commercially reasonable efforts to correct promptly such failure or delay in performance to the extent consistent with then applicable law and regulatory requirements and appropriate in light of then existing circumstances. Notwithstanding the foregoing, (a) no act or omission by an employee, agent or authorized representative of Rhythms shall be deemed to be "beyond the reasonable control" of Rhythms solely for purposes of this Section 5.5, and (b) in the event that any Force Majeure Event results in a failure of ESS service to the Company or any remote access endpoint, the Company's payment obligation for any ESS circuit adversely affected by such Force Majeure Events shall be suspended on a day-for-day basis for the duration that such ESS service is so adversely affected by the Force Majeure Event.

         5.6. INSURANCE. During the term of this Agreement, Rhythms at its sole cost shall carry insurance with an "A" rated company providing coverage with respect to Comprehensive General Liability, Workers Compensation Insurance and Automobile Liability Insurance.

         5.7. TECHNOLOGY OPTIMIZATION. As reasonably requested by the Company, but no more than semi-annually during the Initial Term and all extensions thereof, Rhythms shall, at no additional charge to the Company, review the mix and configuration of the ESS service based on the Company's reasonably

FINAL CONTRACT 12-31-99

anticipated requirements during the succeeding twelve (12) months and consider the Company's need for additional services, service upgrades and all changes thereto so as to optimize the efficiency and cost-effectiveness of the Company's use of ESS service. Based on each such review, Rhythms shall make written recommendations to the Company that Rhythms believes will improve the efficiency and cost-effectiveness of the ESS service, including bringing to the Company's attention any existing or planned offerings, service upgrades, or additional services that are applicable to the Company's use of the ESS service and that Rhythms believes may be of value to the Company. Rhythms shall also offer advice concerning the ESS service, and its configuration where Rhythms believes that they do not appear to be the most technically or economically appropriate for addressing a known business communications need of the Company.

         5.8. CHANGES TO SERVICES. Although any service provided by Rhythms is subject to its business policies, practices, and procedures (which Rhythms reserves the right to change at any time and from time to time in its sole discretion), Rhythms will not materially adversely change the ESS service provided to the Company hereunder except upon sixty (60) days prior written notice to the Company (a "Notice of Change"). Upon delivery of notice of a material adverse change to any service, Rhythms shall promptly notify the Company of the number of remote access endpoints that will be affected by such change (the "Affected Remote Access Endpoints") and the then existing remaining duration of each such Affected Remote Access Endpoint's ESS service (excluding elective extensions) subject to such changes (the "Affected Duration"). Rhythms shall have the option to either continue to provide the existing ESS service to the Affected Remote Access Endpoints during the Affected Duration or to upgrade or enhance the service to an Affected Remote Access Endpoint for the Affected Duration at Rhythms' sole cost and election. Upon receipt of any Notice of Change, the Company shall not thereafter be entitled to submit orders for any services that are materially adversely changed by Rhythms except as specified in the Notice of Change. Except as set forth herein, if the Company otherwise elects to continue to use ESS service or any other affected services after receiving a Notice of Change, those changes will apply to the Company commencing on the 60th day after the date it receives the Notice of Change. Rhythms shall exercise commercially reasonable efforts to avoid service degradation, interruption or material cost to the Company or any Affected Remote Access Endpoints as a result of such material adverse changes in ESS service for a period of sixty (60) days after notice to the Company of such actual or proposed changes in ESS service.

         In addition, Rhythms reserves the right in its sole discretion to change, replace, upgrade or otherwise modify any aspect of (a) the ESS service (including, without limitation, the Equipment), or (b) any procedures or requirements relating to the ordering or provisioning of ESS service under this Agreement, in response to further technological or other business applications or developments; provided, however, that any such changes, replacements, upgrades or modifications shall not result in any adverse effect upon the ESS service being supplied to Company pursuant to this Agreement.

         5.9. PROJECT MANAGEMENT SERVICES. Rhythms shall provide a full-time project manager to support the build-out and continuing management of the Networks and the provision of ESS service to Company and each participating doctor using ESS service, and that manager will be resident within the greater Phoenix, Arizona metropolitan market and shall be dedicated to the relationship between Rhythms and Company. In addition, Rhythms will provide Senior Systems Engineering resources to Company on an "as needed" basis (as reasonably determined by Rhythms) to (a) provide consultation and continuing design engineering for the Networks and provisioning of ESS service to Company and its participating Doctors, and (b) assist in reviewing Company's developed applications which require testing of their compatibility and interface with the ESS service to confirm their operational sufficiency and completeness.


         6. USE OF SERVICES; RIGHTS TO RESTRICT, INTERRUPT OR END SERVICE OR THIS AGREEMENT. Rhythms is providing ESS service, Equipment and other services contemplated by this Agreement solely for the internal business use of the Company and each of its participating Doctors, PharmCos, Physician Groups and others as an end user of the services provided by Company, and the Company shall be solely responsible for the content of any transmissions over the Rhythms Network or the Networks from its premises location or any location of any remote access endpoint of the Company. The Company shall, and

FINAL CONTRACT 12-31-99

shall cause each of the persons using ESS service at each remote access endpoint to, use Rhythms' services in a manner that conforms with the terms of this Agreement, and the Company and the persons using ESS service at each remote access endpoint shall not (a) attempt to gain unauthorized access to any other system or network, or (b) interfere or disrupt other End Users, Network Operations or Network equipment of Rhythms or any of its affiliates. The Company and the persons using ESS service at each remote access endpoint shall also not
(1) propagate computer viruses or other harmful code or data or (2) impersonate any person using forged headers or other identifying information (provided, however, that the use of anonymous re-mailers and nicknames is allowed). The Company hereby warrants that the Company and the persons using ESS service at each remote access endpoint will not infringe the copyright, trademark, or other intellectual property rights of any other person or entity through the use of the Rhythms Network or services, and that the Company shall not, and shall cause each of the persons using ESS service at each remote access endpoint not to, use the Rhythms Network or services to defame, cause an invasion of privacy or otherwise violate the rights of any person or entity, or violate any local, state, federal, or international statute, regulation or treaty. The transfer of certain technical data and software across national boundaries (including the electronic transmission thereof) is regulated by the federal government. The Company shall not, directly or indirectly, export or re-export (including by electronic transmission) any regulated technical data or software without first obtaining any required export license or governmental approval and otherwise complying with all governmental rules and regulations applicable to that activity. The provisions set forth in this Section 6 are hereby supplemented and/or modified by the provisions set forth in Rhythms' Acceptable Use Policy published from time to time at Rhythms' website located at www.rhythms.net If any conduct described in this first paragraph of this Article 6 or in Rhythms' Acceptable Use Policy shall occur, Rhythms shall promptly notify the Company of such offending conduct and, if the Company shall have failed to cause such offending conduct to cease expeditiously and in a manner calculated to avoid any repetition to the reasonable satisfaction of Rhythms, Rhythms shall have the right, in addition to other available remedies, to suspend and interrupt ESS service to the remote access endpoint(s) or location(s) that Rhythms shall have identified are responsible for such offending conduct. Rhythms reserves the right to adopt further restrictions or regulations to address the development or occurrence of further activities comparable to those listed in this Article 6.

         RHYTHMS MAKES NO GUARANTEE OF CONFIDENTIALITY OR PRIVACY OF ANY COMMUNICATION OR INFORMATION TRANSMITTED OVER ITS NETWORK OR ANY NETWORK ATTACHED TO ITS NETWORK.

         Rhythms shall not be liable for the privacy of e-mail addresses, registration and identification information, disk space, communications, confidential information or trade secret information, or any other content stored on Rhythms equipment, transmitted over networks accessed by the ESS service, or otherwise connected with the Company's or its remote access endpoints. Notwithstanding the above, Rhythms shall be liable for the conduct of its employees and/or agents in connection with the provisioning of ESS service that would otherwise constitute a violation by Rhythms of the terms of this Agreement.

         To maintain or improve Rhythms service or the Rhythms Network, to prevent fraud or for other business exigencies, Rhythms can restrict, interrupt or modify the ESS service to the Company, but, with respect to each interruption, restriction or modification (other than normal and customary scheduled maintenance and upgrading of the Rhythms Network), Rhythms will promptly seek to advise the Company of such interruption, restriction or modification as reasonably practicable and to resolve any situation or condition that has caused an interruption in ESS service to the extent that the fault involves the Rhythms Network or its equipment. Rhythms shall have the right, at its sole election, to restrict or end ESS service to the Company and/or any of its remote access endpoints if the Company: (a) carries past due balances for more than thirty (30) days after the original due date (other than disputed charges being resolved pursuant to Section 9.10 hereof); (b) makes a materially false statement to Rhythms; (c) interferes with Rhythms' customer service or any other business operations; (d) becomes insolvent or goes bankrupt; or (e) breaches or is otherwise in violation of any material, non-monetary provision of this Agreement and the Company fails to cure any such breach or violation within
(30) days after receipt of notice from Rhythms concerning such breach or violation. Rhythms also reserves the right to suspend services to any remote access endpoint or location upon notice to the Company if (i) Rhythms believes that its service is being misused or used by anyone for unlawful activity, or
(ii) the use of Rhythms service in any premises of the

FINAL CONTRACT 12-31-99

Company or at any remote access endpoint of the Company adversely affects Rhythms service to other Rhythms' customers. All products and services of Rhythms shall be provided subject to Rhythms' business polices, practices and procedures, which Rhythms' reserves the right to change at any time and from time to time in its sole discretion.

         Company represents and warrants to Rhythms that Company is obtaining the ESS service, Equipment and other services provided by Rhythms under this Agreement solely for the internal business use of the Company as the ultimate end user at each Company or doctor location and remote access endpoint, and neither Company nor any of its affiliates shall, directly or indirectly, (i) act as an internet service provider using any ESS service, Equipment or other services provided hereunder, and/or (ii) resell, lease, or otherwise provide in any form or manner any ESS service, Equipment or other services provided hereunder (or any bandwidth associated therewith) to any other person or party who is not affiliated with, or an employee of, the Company. Rhythms shall have the right to reject any order, and to terminate any ESS service or other services provided hereunder, which involves the provision of any ESS service, Equipment or other service provided hereunder that is or would be inconsistent with the immediately preceding sentence.



         7. MUTUAL WAIVERS AND LIMITATIONS OF LIABILITY. Except as otherwise specifically set forth herein, Rhythms' maximum liability to the Company under any theory (including but not limited to fraud, misrepresentation, breach of contract, personal injury, negligence, or products liability) is limited to a refund or rebate of charges paid or owed to Rhythms by the Company and any physical property damage caused by Rhythms in connection with the installation or provisioning of ESS service. The maximum liability of the Company to Rhythms under any theory (including but not limited to fraud, misrepresentation, breach of contract, personal injury, negligence, or products liability) is limited to charges the Company owes to Rhythms, any actual damages the Company causes to Rhythms business or property, and any damages collected from Rhythms by a third party arising out of the Company's use of Rhythms' products or services in an improper or unauthorized manner and/or in violation of the terms of this Agreement.

         IN NO EVENT SHALL EITHER PARTY TO THIS AGREEMENT BE LIABLE TO THE OTHER OR ANY THIRD PARTIES FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR EXEMPLARY DAMAGES RELATING TO OR ARISING FROM THE PROVISION OF THE SERVICES TO BE PROVIDED HEREUNDER, OR OTHERWISE RELATING TO THE PERFORMANCE BY EITHER PARTY OF ITS OBLIGATIONS HEREUNDER (INCLUDING, WITHOUT LIMITATION, BASED ON LOSS OF REVENUES, PROFITS, CUSTOMERS, GOODWILL OR BUSINESS OPPORTUNITIES) WHETHER OR NOT EITHER PARTY HAD OR SHOULD HAVE HAD ANY KNOWLEDGE, ACTUAL OR CONSTRUCTIVE, THAT SUCH DAMAGES MIGHT BE INCURRED.

         Rhythms and the Company agree not to make, and to waive to the fullest extent allowed by law, any claim for damages other than direct, compensatory damages as limited above. Rhythms and the Company also agree not to make, and to waive to the fullest extent allowed by law, any claim for equitable relief, other than to protect any patents, copyrights, trademarks, or other intellectual property rights or Proprietary Information, or to prevent abusive, fraudulent, improper or illegal use of Rhythms' products or service. The Company shall indemnify Rhythms for any claims by third parties against Rhythms arising out of the use of Rhythms' products or service by the Company to the extent such use is improper, unauthorized or in breach of any provision of this Agreement. Rhythms shall not be liable to the Company for interrupted service or problems caused by or contributed to (i) by the Company; (ii) by any third party; (iii) by atmospheric conditions or other things Rhythms does not control; or (iv) by any act of God, natural disaster or other Force Majeure Event. Rhythms shall not be liable for any claim by or against the Company arising out of or related to (i) alteration, theft or destruction of the Company's computer programs, information, data files, procedures or other property which is not caused by Rhythms' negligence or willful misconduct, (ii) any losses or damages the Company may suffer in connection with the use or

FINAL CONTRACT 12-31-99

inability to use Rhythms products or services, or (iii) any data, materials or other information transmitted or received by or to the Company or the Company's intended recipient that are lost or improperly intercepted via the Internet.



         8.  TERM; TERMINATION.

         8.1. TERM. This Agreement shall initially have a duration equal to the Initial Term commencing on the Effective Date. This Agreement shall automatically be renewed for successive one-year terms on each anniversary of the Effective Date (or on the second or third anniversary of the Effective Date for two-year and three-year term Agreements, respectively) unless, at least thirty (30) days prior to the applicable anniversary date for any such renewal, Rhythms or the Company shall deliver a cancellation and non-renewal notice to the other party, in which event this Agreement shall expire and terminate at 11:59 p.m. on the day immediately preceding the forthcoming applicable anniversary date with respect to such renewal.

         8.2.     TERMINATION.


         (a) BY RHYTHMS. Rhythms shall have the right to terminate this Agreement if the Company shall have failed to promptly perform its obligations under this Agreement. and such non-performance is not remedied within thirty
(30) days after notice to the Company (or, in the case of non-payment, ten (10) days after written notice thereof to the Company) (or, in the case of non-performances other than non-payment, if such remedial action cannot reasonably be completed within such thirty-day period, the Company shall have initiated efforts to effect such remedy and is (and continues to) diligently pursuing the accomplishment of such remedy).

         (b) BY COMPANY. Company shall have the right to terminate this Agreement in the following circumstances:

         (1) The Networks shall consistently fail to meet the Network Availability, One-Way Network Delay, and Throughput criteria set forth in the Service Level Agreement on a nationwide basis during any calendar quarter, and Rhythms shall have failed to bring the Networks into compliance with such criteria within thirty (30) days after receipt of notice from the Company; or

         (2) Rhythms shall fail to continue to increase the number of operational central offices (or comparable coverage-enabling locations) in Rhythms Network such that Rhythms maintains its present proportional relationship to the average number of operational central offices maintained by its two largest competitors, and Rhythms shall fail to reestablish such proportionality within three (3) months after receipt of notice from Company.


         (c) BY EITHER PARTY. Either party may terminate this Agreement upon thirty (30) days written notice to the other in the event that the other party becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors, if such proceedings are not dismissed within sixty (60) days after commencement. Subsequent to the Initial Term of this Agreement, either party shall have the right to terminate this Agreement upon sixty (60) days advance written notice to the other party.

         (d) TERMINATION DAMAGES. In addition to the other remedies provided herein, each party shall be responsible for all damages (including attorneys' fees and costs) caused by reason of such defaults by the defaulting party.

FINAL CONTRACT 12-31-99


         8.3 RIGHT UPON TERMINATION. Upon the expiration or earlier termination of this Agreement, each party shall return to the other within thirty (30) days following such expiration or termination all papers, materials, and properties of the other (including, without limitation, all Proprietary Information).

         8.4. NO DAMAGE FOR TERMINATION. Neither party shall have the right to recover damages or indemnification of any nature (whether by way of lost profits, expenditures for promotion, payment for goodwill or payments otherwise made in connection with the business contemplated by this Agreement) solely as a result of the expiration or permitted or lawful termination of this Agreement.

         8.5 SURVIVAL. The termination or expiration of this Agreement shall not affect the provisions of Articles 4, 6, 7, 8 and 9, and Sections 5.1, 5.4 and
5.5 of this Agreement, each of which shall survive any such termination or expiration and continue in full force and effect thereafter.



         9.       MISCELLANEOUS.

         9.1 SUCCESSORS AND ASSIGNS. This Agreement shall not be assigned by Rhythms or the Company without the prior written approval of the Company or Rhythms, respectively, which consent shall not be unreasonably withheld; provided, however, that either party may assign its rights and obligations under this Agreement (a) in whole or in part to any subsidiary or affiliate of such party as long as such party remains primarily obligated under this Agreement, and/or (b) in whole as part of a corporate reorganization, consolidation, merger, or sale of all or substantially all of its assets; provided, further, however, that (a) the assignee assumes in full in writing the obligations of the assignor under this Agreement, and (b) the Company shall not assign this Agreement to any direct competitor of Rhythms. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

         9.2 PUBLICITY. Except as otherwise provided in Section 4.3 of this Agreement, neither party shall disclose the existence or the terms and conditions of this Agreement to third parties (other than as required to enable subcontractors and/or consultants to perform its obligations under this Agreement) without the prior written consent of the other party.

         9.3 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Sate of Colorado without regard to the choice of law principles thereunder.

         9.4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.5 HEADINGS. The titles, subtitles and other headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.6 NOTICES. Unless otherwise provided, any notice, request, demand, instruction, document or other communication required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon its receipt addressed to the party to be notified at the address or number indicated for such party below, or at such other address or number as such party may designate by advanced written notification to the other party delivered as provided in this Section 9.6. All notices, requests, demands, instructions, documents and other communications shall be deemed duly given upon the earliest of (i) hand delivery; (ii) the first business day after sending by reputable overnight delivery service for next-day delivery; (iii) the third business day after sending by first class United States mail, postage prepaid; (iv) the time of successful facsimile or e-mail transmission as evidenced by a confirmation of successful transmission (or in the event that the time of receipt of the fax or e-mail in the city where the fax or e-mail is received is not during regular business hours on a business day, then at the customary hour for the opening of business on the next business day); or (v) the date actually received by the other party. The current addresses and numbers of the parties hereto are as follows:

                  Rhythms NetConnections Inc.
                  6933 South Revere Parkway
                  Englewood, Colorado  80112
                  Tel. No.:  303-476-4200
                  Fax. No.:  303-476-5723
                  E-Mail: kdegenhart@rhythms.net
                  Attention:  Mr. Kenneth R. Degenhart


                  iPhysicianNet Inc.
                  8777 North Gainey Center Drive, Suite 285
                  Scottsdale, Arizona  85258
                  Tel. No.:           480-368-2768
                  Fax. No:  480-368-2771
                  E-Mail:   lyle.scritsmier@ipni.com
                  Attention:  Lyle R. Scritsmier.
                              Executive Vice President & Chief Financial Officer

         9.7 EXPENSES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

         9.8 AMENDMENTS AND WAIVERS Any term of this Agreement may be amended, either in whole or in part, only with the written consent of each of the parties hereto. Notwithstanding any course of conduct or dealing by the parties during the course of this Agreement, no waiver (either generally or in a particular instance and either retroactively or prospectively) shall be deemed to have been made by either party hereto unless expressed in writing and signed by the waiving party. The failure of either party to insist in any one or more instances upon strict performance of any of the terms or provisions of this Agreement, or to exercise any election herein contained, shall not be construed as a waiver of any prior or subsequent rights or remedies hereunder or at law. All remedies afforded in this Agreement shall be taken and construed as in addition to every other remedy available at law or in equity.

         9.9 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be appropriately limited in its scope and application to make it enforceable or, if any such limitations is not possible, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         9.10.    DISPUTE RESOLUTION

         9.10.1. ESCALATION. Any controversy or claim arising out of, relating to or in connection with this Agreement shall be first submitted by the parties in writing to a panel of two senior executives, one appointed by the Company and one appointed by Rhythms, who shall promptly meet and confer in an effort to resolve such dispute. In the event the appointed executives are unable to resolve such dispute within forty-five (45) days (or, with respect to any dispute involving payments due under this Agreement, within ten (10) days) after the submission of the dispute to them and the parties have not agreed to an extension of time within which the dispute may be resolved by such executives, either party may then refer such dispute to arbitration in accordance with Subsection 9.10.2 hereof.

         9.10.2. ARBITRATION. Any controversy or claim arising out of, relating to or in connection with this Agreement that has not been resolved pursuant to Subsection 9.10.1 hereof

FINAL CONTRACT 12-31-99

shall be resolved through binding arbitration pursuant to and in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, as modified by the terms of this Subsection 9.10.2 set forth below:

         (a) Arbitration shall be conducted at a location in San Francisco, California to be agreed upon by the parties.

         (b) Arbitration shall be conducted by three (3) arbitrators, with each party to this Agreement selecting one (1) arbitrator each and the two selected arbitrators then selecting the third arbitrator.

         (c) Prior to the commencement of the arbitration, each party shall be entitled to take limited discovery, including the rights to request a reasonable number of documents, to serve no more than twenty (20) interrogatories and to take no more than three (3) depositions. This limited discovery shall be conducted in accordance with the Federal Rules of Civil Procedure, which shall be interpreted and enforced by the arbitrators.

         (d) The arbitrators shall, as soon as practicable and upon fifteen (15) days written notice to each party, conduct an arbitration hearing and proceeding on the merits of the dispute and thereafter shall issue a written decision explaining the basis for the decision, including findings of fact and conclusions of law and/or contract interpretation. The decision of the arbitrators shall be based upon a majority vote. The parties agree that the arbitrators shall have no power or authority to make any award that provides for punitive or exemplary damages or other damages excluded by this Agreement, or that otherwise departs from the plain meaning of this Agreement.

         (e) Each party shall bear its own costs and expenses arising out of any arbitration (including the costs of the arbitrator selected by it), and shall bear equally the costs, expenses and fees of the third party arbitrator.

         (f) Any arbitration arising out of or relating to this Agreement or any alleged breach or non-performance thereof may include by consolidation, joinder or other manner any other person or persons which or whom a party to the arbitration reasonably believes to be substantially involved in a common question of fact or law.

         (g) The agreement to arbitrate shall be specifically enforceable under prevailing law. Any award rendered by the arbitrators shall be final, binding and enforceable by any party to the arbitration, and judgment may be rendered upon it in accordance with applicable law in a court of competent jurisdiction.

         (h) Other than in connection with enforcing its rights in proprietary information or intellectual property rights or in connection with this Subsection 9.10.2, each party hereby waives any and all rights to, and hereby covenants not to, bring any lawsuit, arbitration or other proceeding in any jurisdiction, judicial body or forum arising under or relating to this Agreement or its subject matter (other than an arbitration proceeding described above or a legal proceeding solely to enforce the award or judgment of such arbitration proceeding).

         (i) The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. The United States Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause in this Agreement.


         9.11 RELATIONSHIP OF PARTIES. In fulfilling its obligations under this Agreement, each party shall be acting as an independent contractor. This Agreement does not make either party the employee, agent, or legal representative of the other. Nothing stated in this Agreement shall be construed as constituting the Company and Rhythms as partners or joint venturers, or creating any other type of relationship such as general agency, partnership, employment relationship or franchise, and each party to

FINAL CONTRACT 12-31-99

this Agreement shall not hold itself out as having any authority to make any agreement or incur any liability or bind the other party hereto in any manner.


         9.12 ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto, each of which is incorporated herein and made a part of this Agreement by this reference) constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.




iPHYSICIANNET  INC.                                  RHYTHMS NETCONNECTIONS INC.



------------------------                             --------------------------
Signature                                            Signature

Steve Bonnell                                        Robert Bajema
------------------------                             --------------------------
Name (Type or Print)                                 Name (Type or Print)

Executive Vice President, Technical Operations
------------------------
And Chief Technology Officer                         Area Vice President
------------------------                             --------------------------
Title                                                Title

------------------------                             --------------------------
Date                                                 Date

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

FINAL CONTRACT 12-31-99

EXHIBIT A:  RHYTHMS PRODUCTS AND PRICING, OTHER FEES AND CHARGES



I.       ESS PRICING (STANDARD MONTHLY RECURRING AND INSTALLATION CHARGES)

         The Monthly Recurring Charges set forth herein shall encompass the following functions: DSL Connectivity, Access to the Networks, an average of 45 MB egress for each PharmCo, Network Management, Enterprise class Internet Access, Computer Installation Services and Rhythms provision of full-time Project Management. Based upon Company's satisfaction of the Ramp Commitment in accordance with Section 1.3 of the Agreement, the Monthly Recurring Charges for ESS service shall be **** per Doctor or remote end-user endpoint per month.

         The Monthly Recurring Charges assumes normal and customary Egress Connections by PharmCos located within the continental United States. If and to the extent that special circumstances and/or extraordinary measures must be undertaken, or excessive costs must be incurred, in order to establish the level of Egress Connection to any such PharmCo or Rhythms is requested to provision connectivity or Egress Connections for other than Doctors or PharmCos, Rhythms reserves the right to decline to provide such connectivity or Egress Connections if Company does not agree to pay to Rhythms the appropriate installation and/or monthly recurring charges to compensate Rhythms for such special circumstances, additional measures or excessive costs or such additional connectivity or Egress Connections.

         Company shall be entitled to purchase additional capacity for its Networks at an additional charge of **** for each 1kb/s of backbone bandwidth measured at the point of egress.

         Company shall have the option to require Rhythms to manage the Internet access service to prove acceptable performance for Doctor-to-Doctor video transmissions at an additional charge of **** per Doctor per month; provided, however, that such Internet access management shall apply to all Doctors within the installed base and all new Doctors subscribing for ESS after Company's exercise of such option.


         The installation charge for completing the inst shall be a one-time charge of **** (except for special access strategies or other special circumstances in establishing such connectivity, the estimated costs of which will be reviewed with Company prior to taking any such action in accordance with
Section 2.2 of the Agreement).

II.      EGRESS CONNECTIONS

         The following shall be the pricing applicable to any and all Egress Connections ordered by the Company for any person (other than the first twelve Egress Connections ordered for PharmCos for each Network), and the amounts set forth herein shall be used for purposes of determining any credits due under the Service Level Agreement with respect to any failure of an Egress Connection that may qualify for a credit thereunder.


                                                                            EGRESS INSTALLATION 12
CONNECTIVITY OPTIONS          MONTHLY CHARGES     INSTALLATION CHARGES      MONTH PAYMENT OPTION
--------------------          ---------------     --------------------      --------------------
DS1 Circuit                       ****                 ****                         ****
-----------------------           ------               ------                       ------
DS3 Circuit                       ****                 ****                        ****
-----------------------           ------               ------                      ------

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

FINAL CONTRACT 12-31-99

The foregoing monthly and installation charges shall be applicable for each Egress Connection ordered by Company to provide back-up Egress Connections for the PharmCos, Company or any of Company's Permitted Subcontractors.


III.    SCHEDULE OF CANCELLATION AND OTHER FEES


  A.       EARLY TERMINATION


1.   ESS  SERVICES:

     If Company cancels an Order for an ESS Service prior to installation for any reason other than a failure by Rhythms to provide an ESS Service at transmission speeds at least equivalent to those included in the Minimum Expected Service Availability, a charge of **** will be assessed against the Company and payable to Rhythms. Company will be provided a grace period of 30 days after the order is placed with Rhythms to cancel an ESS Service without a penalty, as long as such cancellation is received by Rhythms at least 30 days prior to the planned installation date of the ESS Service and it can be shown that no third party costs have been incurred by Rhythms in connection with the actual provisioning of such ordered ESS Service. .

     If an ESS Service is disconnected prior to the expiration of the term for that ESS Service, a charge of **** will be assessed against Company for orders cancelled between the service initiation day and the end of the twelfth (12th) month, a charge of **** will be assessed against Company for orders cancelled thereafter and prior to the last day of the twenty seventh
     (27th) month , and such early termination charges will be payable to Rhythms on or prior to the fifteenth (15th) day after the end of the calendar quarter in which such cancellations occurred; provided, however, that Company shall not be charged for any early termination of ESS Service occurring in any calendar quarter unless early terminations of ESS Service in such calendar quarter exceed five percent (5%) of total newly completed installations of ESS Service occurring in such calendar quarter (such 5% excused early terminations to be determined on a first-to-occur in the quarter basis). There will be no cancellation penalty for an ESS Service cancelled after the last day of the twenty seventh (27th) month of such service.

     2. EGRESS CONNECTIONS:

     If Company cancels an Order for an Egress Connection prior to installation of the ordered Egress Connection, a charge of **** of the full installation charge for that Egress Connection will be assessed against Company and payable to Rhythms.

     If Company cancels an Egress Connection after installation of the Egress Connection and prior to completion of the applicable contracted term, a charge of **** for a DS-1 early termination and **** for a DS-3 early termination, as the case may be, will be assessed against Company and payable to Rhythms.


  B.       OTHER FEES AND CHARGES


     1. LATE CANCELLATION, NO SHOW AND REDISPATCH:

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

FINAL CONTRACT 12-31-99


                      If an installation appointment is cancelled after 12:00 noon (local time) on the business day preceding the scheduled installation date, or if the Company or any of its individual end users are not available at the scheduled time and date to permit installation to proceed as scheduled, a **** charge will be assessed against Company and payable to Rhythms. If it is determined by Rhythms that a Redispatch is necessary due to problems caused by Company or any of its individual end users, a **** charge will be assessed to Company and payable to Rhythms.

                      The Company will not be charged for cancellations and rescheduling of appointments unless cancellations exceed **** of their total installations during any quarterly period.

                  2.  EGRESS MOVE:

                      Charges will be supplied upon request. (Allow 30 days for receipt of a firm quote).

                  3.  INTRA-MARKET REMOTE ACCESS ENDPOINT MOVE:

                      No cancellation charge will apply to a Company when an individual remote access endpoint moves within a Metropolitan Market. However, a **** charge for re-installation and related costs will be assessed against Company and payable to Rhythms with respect to an intra-Metropolitan Market move. The term of the ESS Service at the new location will be for at least the balance of the remaining term of the disconnected circuit (but in any event no less than 12 months) from the date that re-installation is completed at the new location.

                  4.  STANDARD INSIDE WIRING:

                      This is included in the charges for a normal installation. Normal or standard inside wiring shall include up to 100' of wiring and installation of one customary RJ11 Jack or Biscuit Jack (according to the Company's preference) in an accessible location situated in a standard, two-story building.

                  5.  ORDER NON-ACCEPTANCE FEE:

                      A full installation charge and, if a Rhythms Installer must visit the Company or any of its individual remote access endpoints premises in connection with the deactivation, an equivalent deactivation charge for each such additional visit will be assessed against the Company and payable to Rhythms for each.

                  6.  SERVICE CHANGE FEE:

                      A **** charge will be assessed against the Company whenever a change of service (upgrade or downgrade) is made within a technology and no corresponding change is required to the Equipment, unless the duration of any change of service shall be for at least a one-month period. When a Rhythms Installer is required to go to the Company or any of its individual remote access endpoints premises to effect any change in services or Equipment, a full installation charge will be assessed against Company and payable to Rhythms in addition to any other applicable charges. If any downgrade of an ESS Service occurs within the first six months of its initial service period, the net difference between any promotional discounts existing at the time of the original Order for the initial ESS Service and the downgrade will be recaptured and shall be assessed against the Company and payable to Rhythms.

                  7.  BILLABLE DISPATCH OR REPAIR FEE:

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

FINAL CONTRACT 12-31-99

                      Charges will be assessed against Company for any instance a Technical Representative is dispatched to Company's site to resolve any service-related problem that is not caused by the Rhythms ESS Service. No charge will be assessed if the service-related problem is determined to be caused by the Rhythms ESS Service. If Company requests any repair or maintenance services relating to a router, inside wiring, or other service problem and Rhythms agrees to provide such repair or maintenance services, Company shall pay Rhythms for such services at the rates set forth in this Paragraph (7).

                               Time and Materials at the following rates:

                               Dispatch Fee                             ****

                               During Normal Hours (7AM to
                                    6PM local time):
                                    First Hour/Minimum Charge           ****
                                    Each Additional 15 Minutes          ****

                               Outside Normal Hours:
                                    First Hour/ Minimum Charge          ****
                                    Each Additional 15 Minutes          ****


         IV. Pricing protections


         During the term of this Agreement, Rhythms shall not offer to any person that provides videoconferencing between Doctors and PharmCos in direct competition with Company (a "Company Competitor") an ESS service offering that is identical to the ESS service being provided to Company pursuant to this Agreement at pricing that is equal to or less than the prices then paid by Company for the ESS service unless such Company Competitor agrees to equal or higher order volume commitments than those provided by Company in this Agreement.

FINAL CONTRACT 12-31-99


EXHIBIT B:        RHYTHMS ENTERPRISE SERVICE LEVEL AGREEMENT


NETWORK AVAILABILITY
Rhythms' target for Network Availability is an average of 99.9% per month for the Company's circuits.

Network Availability is defined as:

NETWORK                  (TOTAL NUMBER CIRCUITS* TOTAL MINUTES IN GIVEN MONTH) - (TOTAL MINUTES CIRCUIT OUTAGES IN GIVEN MONTH)
                         ------------------------------------------------------------------------------------------------------
Availability =           Total Number Circuits* Total Minutes In Given Month

Network Availability for an end-user circuit is measured the Rhythms provided Customer Premises Equipment (CPE) at the end-user's premises to the Company's port on the Rhythms switch or router at the Rhythms Metro Service Center (RMSC), excluding inside wiring at the end-user's premises. Network Availability for a Rhythms provided Interconnect circuit is measured from the minimum point of entry (MPOE) at the Company's premises to the Company's port on the Rhythms switch or router at the RMSC.

Total minutes in outage in any given month will be calculated commencing on the date and time Rhythms or the Company opens a trouble ticket with Rhythms, and ending with confirmation to the Company or the Company's end-user from Rhythms that Network Availability has been restored. Rhythms scheduled outages and Company outages, either scheduled or unscheduled, will not be considered in the total minutes of outage equation.

Where the average 99.9% network availability target is not met, a penalty equal to 10% of the monthly recurring service charge of the affected xDSL, DS1, NxDS1 or DS3 service charge will be credited to the Company.

Where an average of 99.5% network availability is not met, a penalty equal to 30% of the monthly recurring service charge of the affected xDSL, DS1, NxDS1 or DS3 service charge will be credited to the Company.

ONE-WAY NETWORK DELAY

Rhythms commits to an average one-way network delay summarized in table 1 below.

One-way delay is defined as the time it takes a 64 byte packet originating over an xDSL or DS-1 end-user circuit to traverse from a computer directly attached, on a dedicated segment, to the Rhythms provided CPE to the Company's port on the switch or router at the RMSC; or the time it takes to traverse from the input of the Company's port on the switch or router at the RMSC to a computer directly attached, on a dedicated segment, to the Rhythms provided CPE. This delay measurement includes the serialization delay on the interface of the directly attached computer that connects to the Rhythms provided CPE and includes all network components up to the Company's port on the switch or router in the RMSC.

The Average One-Way Delay with WAN Services column in table 1 is applicable if the Rhythms' wide area ATM network is part of the product selected. The wide area network is used if the Company's port on the ATM switch is in a different RMSC from the RMSC where the DSL line is terminated. Otherwise the Average One-Way Delay-Single RMSC column in table 1 is applicable.

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FINAL CONTRACT 12-31-99

     DSL TECHNOLOGY                                      AVERAGE ONE-WAY DELAY -                     AVERAGE ONE-WAY DELAY WITH WAN
                                                             SINGLE RMSC                                       SERVICES
------------------------------------------------        -----------------------------------       ---------------------------------
 RADSL (7x1 Mbps
 to 1 x 1 Mbps)                                         13 ms                                     73 ms
------------------------------------------------        -----------------------------------       ---------------------------------
  RADSL (768 kbps
    and below)                                          18 ms                                     78 ms
------------------------------------------------        -----------------------------------       ---------------------------------
          SDSL                                          15ms                                      75ms
------------------------------------------------        -----------------------------------       ---------------------------------
          IDSL                                          20ms                                      80ms
------------------------------------------------        -----------------------------------       ---------------------------------
DS-1 (end-user circuit)                                 13 ms                                     73 ms
------------------------------------------------        -----------------------------------       ---------------------------------
                                                                       TABLE 1

The Company's Network Management Center (NMC) must perform the delay measurement using the method described below:

- The Company's Network Management Center (NMC) initiates a PING test to the end-user's directly attached computer. This measurement is the NMC to end-user delay.

- Secondly, the Company's NMC initiates a PING test to a router that is located within the RMSC. This second measurement is the NMC to Interconnect delay.

The One-way Network Delay is calculated as follows:

                            (NMC to end-user Delay - NMC to Interconnect Delay)
                            ---------------------------------------------------
One-way Network Delay =                     2

The Network Delay test shall consist of a series of 10 such measurements performed twice daily at four-hour intervals for five consecutive days. The average one-way network delay is then calculated as the mathematical average of all measurements over the five-day period. If the Company suspects a delay problem the Company shall open a trouble ticket with Rhythms. After notifying Rhythms, Rhythms and the Company shall perform joint testing to identify the problem.

If non-compliance with the average one-way network delay is verified, a penalty equal to 10% o the Company. of the monthly recurring service charge of the affected xDSL or DS-1 end-user circuit will be credited to the Company.

FINAL CONTRACT 12-31-99


                       [Figure 1 Data Network Delay Measurement]
                                   [GRAPHIC OMITTED]



DATA DELIVERY
As a commitment to prevent congestion, Rhythms will guarantee 99.9% data delivery over the Rhythms network.

The Company will open a trouble ticket when Data Delivery rate is in questions. For each circuit whose monthly average does not equal or exceed the 99.9% target, a penalty equal to 10% of the monthly recurring service charge of the affected xDSL or DS-1 end user circuit will be credited to the Company.

MEAN RESPONSE TIME

Rhythms commits itself to providing the best customer care experience in the telecommunications industry. To that end, Rhythms promises to answer the phone within 20 seconds of the first ring, and a customer will be on hold no longer than 30 seconds.

MEAN TIME TO RESTORE SERVICE
Rhythms is committed to restoring service within certain periods of time based on the severity of the problem in addition to whether single or multiple clients are affected. Rhythms manages to these restoration goals and targets restoration of services within the following time frames:

     END-USER xDSL OR DS1 CIRCUIT:

     - End-user Circuit is defined as the Rhythms provided CPE and the circuit from the Network Interface Device (NID) or MPOE at the end-user's premises to the Company's port on the Rhythms switch or router at the RMSC.

     - Time to repair for all submitted Company Trouble Tickets shall be 4 hours averaged on a monthly basis for all of the Company's End-User Circuits.

     - If the average time to repair circuits is in excess of 4 hours, a penalty equal to 10% of the monthly recurring service charge of each xDSL or DS-1 End-user Circuit that has been affected by an outage will be credited to the Company.

     - If the average time to repair circuits is in excess of 24 hours, a penalty equal to 30% of the monthly recurring service charge of each xDSL or DS-1 End-user Circuit that has been affected by an outage will be credited to the Company.

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
FINAL CONTRACT 12-31-99

     INTERCONNECT CIRCUIT:

     - The Company's Interconnect Circuit is defined as the Rhythms-provided circuit from the Company's port on the Rhythms switch or router in the RMSC to Rhythms' point of demarcation at the Company premise, up to but not including the Company-owned router, switch or other equipment.

     - Rhythms will manage the local loop vendor (or Incumbent Local Exchange Carrier) on behalf of the Company for any repairs or problems related to Rhythms provided Interconnect Circuits.

     - If the average time to repair circuits is in excess of 4 hours, a penalty equal to 10% of the monthly recurring service charge of each Interconnect Circuit that has been affected by an outage will be credited to the Company.

     - If the average time to repair circuits is in excess of 24 hours, a penalty equal to 30% of the monthly recurring service charge of each Interconnect Circuit that has been affected by an outage will be credited to the Company.

CUSTOMER INSTALLATION PROMISE

Rhythms schedules firm appointments for installation. A Rhythms Field Service Technician (FST) will arrive within two hours of the scheduled installation appointment time. If the Rhythms FST fails to arrive within that time, a penalty equal to 50% of the installation charges for the affected end-user will be credited to the Company.

TROUBLE REPORTING

The Company and Rhythms shall determine appropriate personnel authorized to issue trouble reports under this Agreement Each party shall accept trouble reports without delay from these authorized personnel whenever, after the performance of appropriate tests, trouble is located in the facilities or the ESS services, and shall cause further testing and sectionalization to be done to determine whether the trouble is located in Rhythms facilities or equipment or in another source. If such testing is ineffective, each party shall work together with the other to assist in identifying the location of the trouble. Such cooperative testing shall normally be limited to continuity testing and quality testing based upon customary existing industry practices.

Whenever trouble is reported by either party, specific trouble tracking information shall be exchanged with the other party. To facilitate the exchange of information, each party shall maintain a trouble log of all trouble reports occurring with respect to this Agreement. The trouble log shall include the following information at a minimum:serialization of each trouble report;
37.      the nature of the reported trouble;
38.      date and time of the trouble report;
39. name and telephone number of the person initially reporting the trouble;
40. name and telephone number of the person receiving the initial trouble report;
41.      diagnosis of trouble;
42.      trouble clearance code;
43.      date and time of trouble clearance;
44. name and telephone number of the person reporting the trouble has been cleared; and
45. name and telephone number of the person receiving the trouble clearance.

Rhythms and Company shall use their best efforts to maintain complete and accurate records of all relevant data (including, without limitation, trouble tickets in each billing cycle) necessary to calculate any appropriate credits that may become due to Company and to reconcile any disputes arising with respect to each of such credits, and shall promptly confer and exchange such trouble ticket information to resolve any questions arising concerning the validity or amount of any credit allowance due to Company.

FINAL CONTRACT 12-31-99

GENERAL TERMS

All Network Performance Parameters are based on the assumption that the Company network is appropriately engineered (e.g., Interconnect Circuits are maintained within reasonable over-subscription limits). If Rhythms determines that the Company network is inappropriately configured, no credits will be given.

No credits will be provided under Availability, Network Delay, or Data Delivery prior to successful completion of installation. Credits must be claimed within 60 calendar days of the date of the reported incident(s). Credits provided by Rhythms hereunder shall not be cumulative for any single failure or greater than 50% for the monthly charge within any given month and 100% for the installation charge.

No credits will be granted to the Company for any service interruption or other transmission problems (including, without limitation, any inability by Rhythms to maintain 100% service under its Network Availability, Network Delay, and Data Delivery commitments contained herein) which are caused by or contributed to (a) by the Company, (b) by any third party (including the Company and the Company's end-users), (c) by atmospheric or environmental conditions, which could not be reasonably foreseen or controlled (d) by any Act of God or natural disaster, or
(e) by any person who is not controlled by, or under common control with, Rhythms. Rhythms will nevertheless use its reasonable efforts to seek a prompt resumption of service and/or resolution of transmission problems in circumstances where such efforts have a reasonable likelihood of achieving those results promptly.

If there is any month in which you believe our service has not delivered the performance that we promised you, please notify us at 1-800-RHYTHMS (749-8467).



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FINAL CONTRACT 12-31-99

EXHIBIT  C:  SPECIAL PROVISIONS

I.       TERM OF AGREEMENT
         This Agreement shall have an Initial Term of three (3) years.

II.      SPECIAL ARRANGEMENTS:   ISDN  TRANSITION PROGRAM

         On or prior to the Commencement Date, Rhythms shall establish a Five Hundred Thousand Dollar ($500,000) loan to the Company upon the terms and subject to the conditions set forth herein (the "Loan"). The Loan shall have a three-year term, shall commence on the Commencement Date, and shall bear interest at the rate of 12.25% annually. The terms of such Loan shall be evidenced by a promissory note issued by the Company and payable to Rhythms and which shall be in form and substance satisfactory to Rhythms and its legal counsel.

         The entire proceeds of the Loan shall be deposited by or on behalf of Company in an escrow fund (the "Escrow Fund") with an accredited financial institution reasonably satisfactory to Rhythms and Company (the "Escrow Agent"), and the Escrow Fund shall be established upon terms and conditions in an agreement which shall be mutually satisfactory to Company, Rhythms and Escrow Agent. Interest paid upon the Escrow Fund shall, upon receipt, become part of the Escrow Fund. Concurrently with the establishment of the Escrow Fund, Rhythms shall have a senior secured and perfected security interest in the Escrow Fund which shall be senior to any other creditor of Company, and Company shall execute and deliver to Rhythms all agreements, certificates and other documentation or instruments as Rhythms or its legal counsel may reasonable request in order to establish such senior, perfected security interest and otherwise assure its interests in the Escrow Fund. Any and all fees and administrative charges due to the Escrow Agent with respect to the Escrow Fund shall be paid by Company. The Escrow Fund shall terminate on the third anniversary of the Commencement Date (or such earlier date as the Agreement shall be terminated as provided below) (the "Expiration Date") at 12:00 p.m.
(MST) (the "Expiration Time"), and any funds remaining in the Escrow Fund shall be delivered to Rhythms (the "Remaining Escrow Funds")

         The Escrow Fund shall be used solely for the purpose of satisfying Company's obligations to Rhythms with respect to the installation charges arising in connection with the conversion of Doctors on the "iPhysician Net" network on and as of the Commencement Date (the "ISDN Doctors") to obtaining ESS pursuant to the terms of this Agreement. Company shall provide Rhythms with access to all information with respect to the ISDN Doctors, and Rhythms shall determine, in its sole discretion, the ISDN Doctors that are the best candidates for conversion to ESS and the target dates for accomplishing any such conversion. Company and Rhythms shall cooperate in maximizing the number of ISDN Doctors that can be reasonably converted to ESS . With respect to the installation charge due from Company to Rhythms upon the completion of an installation of ESS at an ISDN Doctor's location, Company shall be entitled to disburse to Rhythms (a) $99.95 of such installation charge from the Escrow Fund with respect to the first 1,600 ISDN Doctors so converted, and (b) $25.00 of such installation charge from the Escrow Fund with respect to each ISDN Doctor so converted after completion of the first 1,600 conversions; provided, however, that the $25.00 disbursement shall be limited to first 13,600 ISDN Doctors converted who qualify for such $25.00 disbursement from the Escrow Fund. Disbursements from the Escrow Fund shall continue until the Escrow Fund is fully depleted.

         The principal of, and accrued interest on, the Loan shall be due and payable by Company to Rhythms, and shall be repaid to Rhythms by Company, at the Expiration Time on the Expiration Date in one lump-sum payment (collectively, the "Repayment Amount"); provided, however, that:

(a) if Company shall have satisfied its Ramp Commitment and shall have converted 15,200 ISDN Doctors to ESS service on or prior to the Expiration Date, the Remaining Escrow

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
FINAL CONTRACT 12-31-99

                  Funds shall be remitted to Rhythms and the Repayment Amount shall be forgiven in its entirety by Rhythms and the Loan shall be extinguished and considered paid in full;

         (b) if Company shall have satisfied its Ramp Commitment but shall have converted less than 15,200 ISDN Doctors to ESS service by the Expiration Date, Company shall remit to Rhythms the Remaining Escrow Funds and accrued interest on the Loan to Rhythms in full payment of the Loan and the balance of the Repayment Amount shall be forgiven; or

         (c) if Company shall not have satisfied its Ramp Commitment on or prior to the Expiration Date, the Remaining Escrow Funds shall be delivered to Rhythms and the Repayment Amount (as decreased by the amount of the Remaining Escrow Funds delivered to Rhythms) shall be paid by Company to Rhythms on or prior to the Expiration Time on the Expiration Date.

Notwithstanding the foregoing, if the Agreement shall be terminated at any time by Rhythms for cause, by Company without cause, or as a result of any Force Majeure Event or any matter described in Section 8.2(b) of the Agreement (collectively, a "Termination Event"), then the remaining funds in the Escrow Fund shall be immediately paid to Rhythms and the principal of, and accrued interest on, the Loan shall become immediately due and payable to Rhythms (the "Termination Amount"), and the Company's obligation to pay the Termination Amount shall be reduced to the extent of any funds received by Rhythms from the Escrow Fund as a direct result of the Termination Event.


III. Special Arrangements:  Co-Branding Arrangements

A. Joint Marketing

1. Each party to the Agreement grants to the other party a non-exclusive right to use its logo and trade name on such parties corporate marketing materials after receipt of approval as set forth herein, and such approval will not be unreasonably withheld. Each party agrees to use its best efforts to jointly promote and provide co-branding opportunities as mutually agreed upon. A joint marketing program shall be developed by the parties at least annually during the term of this Agreement.

Website1. Each party may list the trade name and/or logo of the other on its respective Website, as a business or alliance partner, in an approved manner as set forth herein; provided, however, that no such reference shall constitute or imply that the other party is the agent for, or liable for the obligations of, the party who's Website has such reference. Each party will facilitate the "hot link" to the others web destination in the appropriate business or alliance partner section of their Website, or other locations/sections as mutually agreed upon.

Notwithstanding the foregoing, neither Rhythms nor Company shall have any right to use the logo or trade name of the other party hereto in any manner prior to obtaining the approval of the owner of such logo or trade name (the "Owner").Such approval will not be unreasonably withheld. The party proposing to use any such logo or trade name (the "Using Party") shall submit to the Owner, at least three (3) business days prior to such proposed first use, an exact copy, illustration or rendition of how such logo or trade name is proposed to be used and, if such use is approved by the Owner, the Using Party shall have the right to use such logo or trade name solely as approved by the Owner and any modifications or additions to the material or manner in which such logo or trade name is being used by the Using Party shall not be permitted unless such modifications and/or additions are approved in writing by the Owner after a further submission by the Using Party. Any such approved use shall terminate upon the termination of this Agreement or the withdrawal or expiration of such approval by the Owner, and the Using Party shall cease using such logo or trade name upon receipt of notification of such termination, expiration or withdrawal.

                                                                              33